Heron Therapeutics Announces First Quarter 2015 Financial Results and Corporate Progress

REDWOOD CITY, Calif. – May 8, 2015 – Heron Therapeutics, Inc. (NASDAQ: HRTX), today reported first quarter 2015 financial results and highlighted recent corporate progress.

First Quarter and Recent Corporate Progress:

In April 2015, the Company completed enrollment in MAGIC, its Phase 3 study evaluating the efficacy of SUSTOL® (granisetron injection, extended release) for the prevention of delayed-onset chemotherapy induced nausea and vomiting (CINV) following administration of highly emetogenic chemotherapy (HEC) agents. The study enrolled over 900 patients undergoing treatment for various tumor types at approximately 200 U.S. sites.

In March 2015, the Company disclosed positive results from its completed Phase 1 study of HTX-011, the Company’s lead product candidate for the prevention of post-operative pain. HTX-011 is a long-acting formulation of the local anesthetic bupivacaine in combination with the anti-inflammatory meloxicam, utilizing the Company’s proprietary Biochronomer® drug delivery technology. In the Phase 1 study, HTX-011 achieved the desired pharmacokinetic profile for both bupivacaine and meloxicam, with therapeutically relevant plasma bupivacaine levels sustained for 2-3 days in the absence of the large initial peak observed with commercially available formulations of bupivacaine. The anesthetic effects of HTX-011 persisted through 96 hours, which closely correlated with plasma bupivacaine concentrations, and HTX-011 was well-tolerated with no serious adverse events.

“With the completion of enrollment in our MAGIC Phase 3 study of SUSTOL and the positive results achieved in our Phase 1 study of HTX-011, we are proud to have achieved two critical milestones since our last quarterly update,” commented Barry Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “Our most important near-term goals are to report topline data from the MAGIC study, which we expect late this month, followed by the resubmission of the SUSTOL NDA to the U.S. Food and Drug Administration (FDA) around the middle of this year. Additionally, based on the highly positive Phase 1 data for HTX-011 reported in March, we look forward to initiating a Phase 2 program evaluating the efficacy of HTX-011 in several surgical models beginning in June 2015.”

Results of Operations

As of March 31, 2015, the Company had approximately $55.6 million in cash, compared to $72.7 million as of December 31, 2014. The net decrease in cash was primarily due to the use of cash to fund the Company’s continued development of SUSTOL, HTX-011 and other product candidates and for other general corporate purposes.

The Company’s net loss for the three months ended March 31, 2015 was $20.6 million, or $0.70 per share, compared to a net loss of $17.5 million, or $0.74 per share, for the same period in 2014. The increase in net loss was primarily due to costs associated with the Company’s recently completed Phase 1 clinical study for HTX-011 and costs for the ongoing Phase 3 HEC study for SUSTOL.

The decrease in net loss per share for the three months ended March 31, 2015 compared to the same period in 2014 was mainly due to the increase in shares outstanding as a result of the Company’s June 2014 common stock offering, partially offset by the increase in net loss.

About SUSTOL® and Chemotherapy Induced Nausea and Vomiting

Heron Therapeutics’ lead investigational product candidate, SUSTOL® (granisetron injection, extended release), is being developed for the prevention of both acute- and delayed-onset chemotherapy induced nausea and vomiting (CINV) following the administration of moderately emetogenic chemotherapy (MEC) or highly emetogenic chemotherapy (HEC) agents. Affecting 70-80% of patients undergoing chemotherapy, CINV is one of the most debilitating side effects of such treatments, often attributed as a leading cause of premature discontinuation of cancer treatment. Injectable 5-hydroxytryptamine type 3 (5-HT3) receptor antagonists have been shown to be among the most effective and preferred treatments for CINV, however, an unmet medical need exists for patients suffering from CINV during the delayed-onset phase, which typically occurs 1-5 days following administration of chemotherapy agents. For delayed-onset CINV, only one injectable 5-HT3 receptor antagonist is approved for use following the administration of MEC agents, and none are approved for use following administration of HEC agents. SUSTOL contains the 5-HT3 receptor antagonist granisetron, selected due to its broad use by physicians based on a well-established record of safety and efficacy. SUSTOL is formulated with the Company’s proprietary Biochronomer® drug delivery technology and in clinical trials has been shown to maintain therapeutic drug levels of granisetron for up to five days with a single subcutaneous injection.

About HTX-019 for Chemotherapy Induced Nausea and Vomiting

HTX-019 is a proprietary injectable formulation of aprepitant, a neurokinin-1 (NK1) receptor antagonist for the prevention of CINV. NK1 receptor antagonists are typically used in combination with 5-HT3 receptor antagonists. At present, the only injectable NK1 receptor antagonist approved in the U.S. contains polysorbate 80, a surfactant, which may cause hypersensitivity reactions or other adverse reactions in some patients. Heron Therapeutics’ formulation for HTX-019 does not contain polysorbate 80 and may have a lower incidence of infusion-site reactions than reported with other commercially available injectable NK1 receptor antagonists.

About HTX-011 for Post-Operative Pain

HTX-011, which utilizes Heron’s proprietary Biochronomer drug delivery technology, is a long-acting formulation of the local anesthetic bupivacaine in combination with the anti-inflammatory meloxicam for the prevention of post-operative pain. The effective management of pain with a reduction in the use of opioids remains an important area of unmet medical need, and HTX-011 could potentially provide a differentiated therapeutic profile with advantages compared to currently available pain management options. In a Phase 1 clinical trial, HTX-011 achieved the desired pharmacokinetic profile for both bupivacaine and meloxicam. Therapeutically relevant plasma bupivacaine levels were sustained for 2-3 days in the absence of the large initial peak that can be observed with commercially available formulations. The anesthetic effects of HTX-011 persisted through 96 hours, which closely correlated with plasma bupivacaine concentrations, and HTX-011 was well-tolerated with no serious adverse events.

About HTX-003 for Chronic Pain and Addiction

HTX-003, which utilizes Heron’s proprietary Biochronomer drug delivery technology, is a long-acting formulation of buprenorphine for the management of chronic pain and opioid addiction. HTX-003 is designed to maintain therapeutic drug levels of buprenorphine for 30 days following a single subcutaneous injection with a low potential for patient abuse.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company using its proprietary technology and innovative efforts to develop products to address unmet medical needs. The Company’s proprietary Biochronomer drug delivery technology is designed to improve the therapeutic profile of injectable pharmaceuticals. The Company’s product development efforts focus on identifying current therapies with the potential to be reformulated to expand or extend therapeutic effect or duration of action, minimize drawbacks or to apply new delivery methods. In addition, we continually evaluate potential development programs, technologies and product candidates that may be complementary to or synergistic with our existing programs and product development goals.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron Therapeutics cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those associated with: the timing of completion of the HEC study, and the results thereof, and the new drug application resubmission for SUSTOL, potential regulatory approval of SUSTOL and the timing for such approval, if approved at all; the progress in research and development of HTX-019, HTX-011, HTX-003 and our other product candidate programs, including the timing of planned toxicology and clinical studies; safety and efficacy data from our clinical studies that may not warrant further development of our product candidates; the launch and acceptance of new products generally; our financial position and our ability to raise additional capital to fund operations if necessary or to pursue additional business opportunities; strategic business alliances we may pursue or the potential acquisition of other products or technologies; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

HERON THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2015	2014
Operating expenses:
Research and development	$14,504	$11,628
General and administrative	5,856	5,694

Total operating expenses	20,360	17,322

Loss from operations	(20,360)	(17,322)
Interest expense, net	(210)	(216)

Net loss	$(20,570)	$(17,538)

Basic and diluted net loss per share	$(0.70)	$(0.74)

Shares used in computing basic and diluted net loss per share	29,392	23,686

HERON THERAPEUTICS, INC.

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
Cash	$55,556	$72,675
Total assets	59,627	76,682
Total stockholders’ equity	$48,001	$63,062

Contacts:
Investor Relations Contact:
Jennifer Capuzelo, Sr. Manager, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626

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